                    AETNA LIFE AND CASUALTY COMPANY

                     1986 MANAGEMENT INCENTIVE PLAN

                 AS AMENDED EFFECTIVE FEBRUARY 25, 1994


                               Article 1

                                Purpose

The purpose of this Plan is to provide a general incentive for designated key executive employees of the Companies in order to improve operating results of the Companies and to reward for the accomplishment of financial and strategic objectives of the Companies.


                               Article 2

                              Definitions

2.1  "Aetna" means Aetna Life and Casualty Company.

2.2 "Award" means the amount, expressed in dollars, which is granted to a Participant.

2.3  "Board" means the Board of Directors of Aetna.

2.4 "Committee" means the Committee on Compensation and Organization of the Board or any successor thereto.

2.5 "Common Stock" means the Common Capital Stock, without par value, of Aetna.

2.6 "Companies" means one or more of Aetna, any of Aetna's affiliated companies, and any other entity as to which (a) Aetna or any of Aetna's affiliated companies holds or is seeking to acquire an ownership interest, and (b) has been included in the Plan by the Committee.

2.7 "Deferral Period" means the period of time during which an Award or any portion thereof is being deferred (a) in such bookkeeping account as shall be determined by the Committee in accordance with the terms of the Plan or (b) pursuant to a Timely Election made by the Participant, unless such period is terminated earlier by action of the Committee taken pursuant to Section 6.3. For purposes of Section 6.1 the mandatory Deferral Period shall end on such date as determined by the Committee or the taking of action by the Committee in accordance with
Section 6.3, whichever is the first to occur.

2.8 "Disability" means the occurrence of an event which would entitle a Participant to the payment of disability income under a specific long-term disability income plan approved by the Companies and under which the Participant is enrolled, as such plan may be amended from time to time.

2.9 "Participant" means certain key executive employees of the Companies as designated by the Committee pursuant to Article 4.

2.10 "Performance Year:" means the year for which a Participant's contribution to the Companies will be evaluated pursuant to Article 5 for purposes of deciding whether such Participant will receive an Award.

2.11  "Plan" means this 1986 Management Incentive Plan.

2.12 "Retirement" means the retirement of the Participant from active service with the Companies at or after the age at which full pension benefits are provided under a specific retirement plan approved by the Companies and under which the Participant is enrolled, as such plan may be amended from time to time. If a Participant terminates his employment prior to reaching such age, "Retirement" shall be deemed to have occurred, for purposes of Section 6.2 only, when such Participant reaches such age.

2.13 "Stock Unit" means a unit of interest having at all times a value equal to the market value of one share of Common stock (as determined pursuant to Section 7 hereof).

2.14 "Stock Unit Account" means the account maintained for any Participant to reflect Stock Units credited to the Participant under the Plan.

2.15  "Timely Election" means an election made in accordance with
Section 6.4 hereof to exercise one or more of the deferred payment options provided under the Plan.


                               Article 3

                       Administration of the Plan

3.1 The Plan shall be administered by the Committee. The Committee shall have the responsibility of construing and interpreting the Plan and of establishing and amending such rules and regulations as it deems necessary or desirable for the proper administration of the Plan. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the fullest extent permitted by law, be within its absolute discretion and shall be conclusive and binding upon all Participants and any person claiming under or through any Participant.

3.2 Any member of the Board who is an officer of the Companies shall be without vote on (a) any Award for such member, (b) any proposed amendment to the Plan, or (c) any other matter which affects such member's individual interest under the Plan; and such member's presence shall not be counted in determining whether a quorum is present at any meeting at which a vote involving the Plan or individual rights thereunder is taken.


                               Article 4

                     Determination of Participants

4.1 The Committee shall designate as a Participant in the Plan any executive employee of the Companies who, in the opinion of the Committee, is in a position to have a direct and significant impact on the financial or strategic objectives of the Companies.

4.2 Directors who are not employees of the Companies shall not be eligible to participate in the Plan.

                               Article 5

                        Determination of Awards

5.1 The Committee shall determine which Participants are to be granted Awards and the amount of each Award, subject to approval of each Award by the Board; provided, however, that, unless otherwise determined by the Committee, no Award shall exceed 80% of the salary of such Participant, subject to any limitation which may be imposed by law. An Award shall be deemed "granted" hereunder on the date such Award is approved by the Board.

5.2 In making its determinations, the Committee shall give primary consideration to the degree to which the Participant has met defined objectives and materially contributed to the overall results of the Companies for that Performance Year. To assist it in making these determinations, the Committee will be furnished with specific recommendations for Awards from the Chairman of Aetna (except with respect to the Chairman's own Award) and may consider such other advice and recommendations as it deems appropriate.


                               Article 6

                           Payment of Awards

6.1 For each Award, the Committee may provide that a certain percentage be mandatorily deferred for the Deferral period. The percentage of the mandatory deferral shall be such percent as determined by the Committee. The percentage of each Award so deferred shall be placed in such bookkeeping account as determined by the Committee, and, at the end of the mandatory Deferral period, the value of the account shall be payable in cash, except to the extent that the Participant has made a Timely Election to place all or a portion of such deferral payment under one or more of the further deferral options set forth in Section 6.2, in which case such further deferral payment (except to the extent deferred under a Stock Unit Account) shall increase from the end of the mandatory Deferral Period to the date or dates on which the further deferred payment is made, according to a formula to be determined from time to time by the Board.

6.2 The percentage of each Award not deferred pursuant to Section 6.1 shall be paid in cash within a reasonable period of time after the date such Award is granted except to the extent that the participant has made a Timely Election to place all or a portion of the Award under one or more of the deferral options set forth below or such other deferral option as shall be determined from time to time by the Committee.

  (a) Deferred cash paid in installments over a period of three years, the first such installment to be paid one year from the date the Award is granted.

  (b) Deferred cash paid: (i) in a lump sum at Retirement; (ii) in a lump sum in January of the year immediately following the year of Retirement; or (iii) in installments over either a five-year or a ten-year period commencing with Retirement or in January of the year immediately following the year of Retirement.

  (c) Deferral under a Stock Unit Account, the value of such Account to be payable in a cash lump sum (i) at the end of five years from the date the Award is granted, (ii) at Retirement, (iii) in January of the year immediately following the year of Retirement; or (iv) in cash installments over either a five-year or ten-year period commencing with Retirement or in January of the year immediately following the year of Retirement.

Cash payments deferred pursuant to any of the above options (except to the extent deferred under a Stock Unit Account) shall increase from the date the award is granted to the date or dates on which the Award is paid according to a formula to be determined from time to time by the Board.

6.3 The Committee may accelerate payment of all or a portion of any Award deferred in accordance with Sections 6.1 and 6.2 hereof whenever, following the death, Disability, Retirement or other termination of employment of a Participant, it determines that circumstances warrant such action. The Committee may also, in its sole discretion, accelerate payment of all or a portion of any Award deferred in accordance with Sections 6.1 and 6.2 hereof if a Participant incurs financial hardship due to an unforeseeable emergency beyond the Participant's control.

6.4 In order to elect one or more of the deferred payment options offered in Section 6.2 hereof, the Participant must file a properly executed election with the Companies on a form and at a place prescribed by the Committee for such purpose prior to rendering any services in the Performance Year for which the Award is based. Elections made under the Management Incentive Plan (MIP) to defer awards to be granted under MIP for the 1986 performance year shall be operative and binding under the Plan to defer Awards to be granted for the 1986 Performance Year, for employees whose eligibility was transferred from MIP to the Plan, except that elections under MIP to receive Common Stock shall be paid in cash under the Plan.

6.5  The amount of each Award placed in a Stock Unit Account pursuant to
Section 6.1 or 6.2 hereof shall be used to credit a number of whole and fractional Stock Units equal to the number of whole and fractional shares of Common Stock such amount could have purchased on the date such Award was granted. Thereafter, during the Deferral Period, an amount equal to any cash dividends which are declared on the shares of Common Stock represented by the Stock Units shall be used on the record date for such dividends to credit as many additional whole and fractional Stock Units as the number of whole and fractional shares of Common Stock such amount could have purchased on such record date.

In the event of any recapitalization of Aetna involving the Common Stock which has the immediate effect of increasing or decreasing the value of the Common Stock, the Committee shall make such adjustment to each Stock Unit Account as the Committee, in the exercise of its sole discretion, shall deem necessary in order to make the aggregate value of each Stock Unit Account immediately after such recapitalization approximately equal to its value immediately preceding such recapitalization. At the end of the Deferral period, the Stock Units shall be converted into cash by multiplying the number of Stock Units by the then market value of the Common Stock.

6.6 Upon the occurrence of any of the events enumerated below prior to the end of the mandatory Deferral Period, that percentage of the Award subject to mandatory deferral in accordance with Section 6.1 shall be totally forfeited, unless the Committee, in its sole discretion, makes a determination that the Award is warranted under the particular circumstances.

  (a) The Participant's employment with the Companies is terminated for cause.

  (b) The Participant shall engage in any activity or conduct which, in the opinion of the Board, is inimical to the best interest of the Companies.

  (c) The Participant voluntarily terminates employment for a reason other than death, Disability or Retirement.

6.7 The percentage of an Award not subject to mandatory deferral in accordance with Section 6.1 hereof, once granted, shall not be subject to forfeiture regardless of the method of payment chosen by the Participant.


                               Article 7

                         Valuation of Common Stock

Whenever in the administration of the Plan it is necessary to determine the market value of the Common Stock, such value shall be the closing price on the New York Stock Exchange on the nearest trading day preceding the day on which such valuation is determined or, if no shares were sold on such day, on the next preceding day on which there was such a sale.


                               Article 8

                     Amendment and Termination of Plan

The Board may amend, suspend, reinstate or terminate the Plan, in whole or in part; provided, however, that no such action shall adversely affect any right or obligation with respect to any Award theretofore made except as may result from the application of Section 6.6 hereof.


                               Article 9

                        Miscellaneous Provisions

9.1 All rights and interests of Participants under the Plan (including the right to payment of unpaid portions of Awards) shall be nontransferable other than by will or by the laws of descent and distribution; provided, however, that the Participant may designate in a written notice to the Committee a beneficiary or beneficiaries to be paid, in the event of the Participant's death, all or a portion of any Award granted but not yet paid, including any Award deferred in accordance with Sections 6.1 and 6.2 hereof unpaid at the time of the Participant's death, and, by notifying the Committee in writing, may from time to time add or change beneficiary designations, which beneficiary designations will be honored by the Committee to the extent permitted by the law of the jurisdiction governing the disposition of deferred Awards under the Plan.

9.2 None of the Companies shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award, and no trust is or shall be established in connection with this Plan.

9.3 Nothing contained in the Plan shall create any contractual rights to an Award in any Participant until such Award is granted as provided for in Section 5.1 hereof.

9.4 Nothing contained in this Plan shall create any rights of employment in any Participant or in any way affect the right and power of the Companies to discharge any Participant or otherwise terminate the Participant's employment at any time with or without cause or to change the terms of employment in any way.

9.5 Any expenses incurred in administering the Plan shall be borne by the Companies.

9.6 The Companies shall have the right to deduct from all cash payments made under this Plan any Federal, state or local taxes required by law to be withheld with respect to such cash payments.

9.7 This Plan and all rights thereunder shall be construed in accordance with and governed by the laws of the State of Connecticut.


                               Article 10

                           Effective Date of Plan

This Plan shall become effective immediately upon its approval by the Board.


APPROVED BY BOARD OF DIRECTORS OF
AETNA LIFE AND CASUALTY COMPANY
NOVEMBER 21, 1986, AS AMENDED
EFFECTIVE FEBRUARY 25, 1994.